Exhibit 99.1

Press Release
July 20, 2022
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Record Second Quarter 2022 Results

FORT WAYNE, INDIANA, July 20, 2022 / PRNewswire /

Second Quarter 2022 Performance Highlights:

▪	Record steel shipments of 3.1 million tons

▪	Record net sales of $6.2 billion

▪	Record operating income of $1.6 billion and net income of $1.2 billion

▪	Record steel fabrication operating income of $599 million and record shipments of 218,000 tons

▪	Record cash flow from operations of $1.0 billion and record adjusted EBITDA of $1.7 billion

▪	Repurchased $517 million of the company’s common stock, representing 3.5 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2022 financial results. The company reported record second quarter 2022 net sales of $6.2 billion and record net income of $1.2 billion, or $6.44 per diluted share. Excluding the impact from the following item, the company’s second quarter 2022 adjusted net income was $1.3 billion, or $6.73 per diluted share:

▪	Costs of approximately $77 million, or $0.29 per diluted share, associated with the continued startup of the company’s Sinton Texas Flat Roll Steel Mill growth investment.

Comparatively, the company’s sequential first quarter 2022 earnings were $5.71 per diluted share, and adjusted earnings were $6.02 per diluted share excluding costs of $0.31 per diluted share (net of capitalized interest), associated with construction and startup of the company's Sinton Texas Flat Roll Steel Mill. Prior year second quarter earnings were $3.32 per diluted share and adjusted earnings were $3.40 per diluted share, excluding costs of $0.08 per diluted share (net of capitalized interest), associated with construction of the company's Texas Flat Roll Steel Mill.

“The team delivered another strong performance, achieving record quarterly operating and financial performance, including record sales, operating income, cash flow from operations, and adjusted EBITDA,” said Mark D. Millett, Chairman, President, and Chief Executive Officer. “Our second quarter 2022 operating income was $1.6 billion, with adjusted EBITDA of $1.7 billion. This tremendous accomplishment displays the power of our highly diversified, value-added, circular manufacturing model — as the strength in our steel fabrication operations more than offset lower earnings in our flat roll steel business, as realized flat roll steel selling values declined during the quarter. Despite softening hot roll coil steel pricing, we achieved record quarterly steel shipments of 3.1 million tons based on solid steel demand, led by the automotive, construction, and industrial sectors, with energy continuing to improve.

“The teams achieved strong operating and financial results across all of our operating platforms,” continued Millett. “Second quarter operating income from our steel and metals recycling operations remained very strong at $1.1 billion and $58 million, respectively. Our steel fabrication operations again achieved record results, with earnings of $599 million, based on significantly higher realized selling values and a continued strong construction demand environment. Steel joist and deck pricing and order activity continues to be robust, supporting our continued near-record order backlog with higher forward pricing.”

Second Quarter 2022 Comments

Second quarter 2022 operating income for the company’s steel operations remained historically strong at $1.1 billion. The incremental decline in earnings resulted from metal spread compression within the company’s flat roll steel operations, as lower average flat roll steel pricing more than offset higher flat roll steel shipments. Demand for the company’s long product steel also continues to be strong, supporting increased average realized pricing and shipments. The second quarter 2022 average external product selling price for the company’s steel operations decreased $22 sequentially to $1,539 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $64 sequentially to $538 per ton.

Second quarter operating income from the company’s metals recycling operations increased to $58 million, above first quarter sequential results of $48 million, based on strong demand supporting increased pricing and related metal spread. Solid demand for ferrous scrap resulted in a 7 percent increase in second quarter 2022 shipments, compared to first quarter sequential results.

The company’s steel fabrication operations reported another record operating income of $599 million in the second quarter 2022, substantially above sequential first quarter results, as significantly higher selling values and strong shipments more than offset marginally higher steel input costs. The non-residential construction sector remains strong, resulting in a near-record order backlog and higher forward-pricing for the company’s steel fabrication platform. The company anticipates this momentum to continue into 2023 based on these dynamics.

Based on the company’s differentiated business model and highly variable cost structure, the company generated record cash flow from operations of $1.0 billion during the quarter. The company also invested $164 million in capital investments, paid cash dividends of $64 million, and repurchased $517 million of its outstanding common stock representing 3.5 percent of its outstanding stock, while maintaining strong liquidity of $2.5 billion as of June 30, 2022.

Year-to-Date June 30, 2022 Comparison

For the six months ended June 30, 2022, net income was $2.3 billion, or $12.14 per diluted share, with net sales of $11.8 billion, as compared to net income of $1.1 billion, or $5.35 per diluted share, with net sales of $8.0 billion for the same period in 2021. Excluding the impact from the following item, the company’s first half 2022 adjusted net income was $2.4 billion, or $12.74 per diluted share:

▪	Costs of approximately $161 million, or $0.60 per diluted share (net of capitalized interest), associated with construction and startup of the company’s Sinton Texas Flat Roll Steel Mill growth investment.

Similarly, adjusting for the company’s Texas steel mill construction costs, first half 2021 net income was $1.2 billion, or $5.50 per diluted share.

First half 2022 net sales increased 47 percent and operating income doubled to $3.1 billion, when compared to the same period in 2021. Higher earnings were driven by metal spread expansion within the company’s steel fabrication business and steel operations, as increased product pricing outpaced higher raw material costs. The steel fabrication platform achieved record first half 2022 operating income of $1.1 billion, materially higher than the $38 million recorded in the first half 2021. First half 2022 operating income for the company’s steel operations was $2.3 billion, an increase of $615 million compared to prior year results. The average first half 2022 external selling price for the company's steel operations increased $380 to $1,549 per ton compared prior year’s same period, and the average ferrous scrap cost per ton melted at the company’s steel mills increased $101 to $507 per ton.

Based on the company’s differentiated business model and highly, variable cost structure, the company achieved cash flow from operations of $1.8 billion in the first half 2022, representing a record first half performance. The company also invested $323 million in capital investments, paid cash dividends of $115 million, and repurchased $906 million of its common stock, while maintaining strong liquidity.

Outlook

“Customer order entry activity continues to be healthy across all of our businesses, conflicting with the more pessimistic emotion in the marketplace,” said Millett. “Despite softening flat roll steel pricing, our steel order activity remains solid from the automotive, construction, and industrial sectors, with energy continuing to improve. Our steel fabrication operations order backlog remains at near-record volumes and forward pricing levels. This combined with continued healthy order activity and broad customer optimism, supports strong overall demand dynamics for the construction industry.

“Operations continue to ramp up at our Sinton Flat Roll Steel Mill, and the team has already achieved run rates of 80 percent through the hot side. However, they have been challenged with unexpected power and equipment issues that have impacted their operating time in July. The team expects to realize meaningful improvement for the remainder of the year. We are investing approximately $500 million to build four additional value-added flat roll steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability, a set of which will be located onsite at our new Texas steel mill, providing Sinton with the same diversification and higher-margin product capabilities as our two existing flat roll steel divisions. The other two lines will be placed at our Heartland Flat Roll Division located in Terre Haute, Indiana to support growing coated flat roll steel demand in the region and to further increase the diversification and cash generation capacity of our existing Midwest operations. Based on current plans, we believe these four lines will begin operating in the second half of 2023.

“We are excited about our recent partnership with Aymium,” said Millett. “We believe this strategic joint venture will cost-effectively reduce our greenhouse gas emissions, which are already materially lower than our global steel competitors. We also believe Aymium’s process can provide a renewable carbon alternative to fossil fuel for Iron Dynamics, our proprietary ironmaking operations. We have successfully trialed Aymium’s biocarbon product in our steel operations, and conservatively estimate this first facility will reduce our Scope 1 steelmaking greenhouse gas emission intensity between 20 and 25 percent, with potential upside through the use of the facility’s biogas. Our commitment to all aspects of sustainability is embedded in our founding principles. This investment represents a significant step forward on our path to carbon neutrality, and our continued commitment to reduce our environmental footprint.”

“We believe there are strong drivers for our continued growth and remain in a position of strength. Our recently announced planned investment in a new state-of-the-art low-carbon aluminum flat rolled mill continues our strategic growth, is aligned with our core steelmaking and recycling platforms, benefits many of our existing customers, and provides for future value creation. Our customers and our people are incredibly excited for this growth opportunity. Our commitment is to the health and safety of our teams, families, and communities, while meeting the growing needs of our customers. Our culture and business model continue to positively differentiate our performance from the industry. We are well-positioned for sustainable long-term growth and value creation,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2022 operating and financial results on Thursday, July 21, 2022, at 9:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 27, 2022.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals marketplaces, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits required to operate our businesses; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impact of impairment charges.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2022	2021	2022	2021	March 31, 2022
Net sales	$6,212,878	$4,465,308	$11,782,780	$8,009,905	$5,569,902
Costs of goods sold	4,329,536	3,265,616	8,116,925	6,009,947	3,787,389
Gross profit	1,883,342	1,199,692	3,665,855	1,999,958	1,782,513

Selling, general and administrative expenses	118,377	154,379	270,392	304,160	152,015
Profit sharing	139,742	82,140	268,211	130,988	128,469
Amortization of intangible assets	7,160	7,438	14,322	14,876	7,162
Operating income	1,618,063	955,735	3,112,930	1,549,934	1,494,867

Interest expense, net of capitalized interest	25,667	14,898	42,336	32,167	16,669
Other expense (income), net	(4,021)	10,039	16,447	20,110	20,468
Income before income taxes	1,596,417	930,798	3,054,147	1,497,657	1,457,730

Income tax expense	381,765	218,595	732,141	346,699	350,376
Net income	1,214,652	712,203	2,322,006	1,150,958	1,107,354
Net income attributable to noncontrolling interests	(5,098)	(9,912)	(8,521)	(18,160)	(3,423)
Net income attributable to Steel Dynamics, Inc.	$1,209,554	$702,291	$2,313,485	$1,132,798	$1,103,931

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$6.49	$3.35	$12.22	$5.39	$5.74

Weighted average common shares outstanding	186,442	209,647	189,300	210,331	192,158

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$6.44	$3.32	$12.14	$5.35	$5.71

Weighted average common shares and share equivalents outstanding	187,740	211,246	190,491	211,750	193,241

Dividends declared per share	$0.34	$0.26	$0.68	$0.52	$0.34

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,007,085	$1,243,868
Short-term investments	351,005	-
Accounts receivable, net	2,660,715	1,916,434
Inventories	3,647,061	3,531,130
Other current assets	90,144	209,591
Total current assets	7,756,010	6,901,023

Property, plant and equipment, net	4,886,555	4,751,430

Intangible assets, net	281,022	295,345

Goodwill	452,341	453,835

Other assets	335,286	129,601
Total assets	$13,711,214	$12,531,234
Liabilities and Equity
Current liabilities
Accounts payable	$1,380,814	$1,280,555
Income taxes payable	36,976	13,746
Accrued expenses	746,952	835,894
Current maturities of long-term debt	37,130	97,174
Total current liabilities	2,201,872	2,227,369

Long-term debt	3,011,116	3,008,702

Deferred income taxes	853,407	854,905

Other liabilities	95,929	120,087
Total liabilities	6,162,324	6,211,063

Commitments and contingencies

Redeemable noncontrolling interests	168,303	211,414

Equity
Common stock	649	649
Treasury stock, at cost	(3,566,493)	(2,674,267)
Additional paid-in capital	1,213,481	1,218,933
Retained earnings	9,945,710	7,761,417
Accumulated other comprehensive income	(4,999)	(2,091)
Total Steel Dynamics, Inc. equity	7,588,348	6,304,641
Noncontrolling interests	(207,761)	(195,884)
Total equity	7,380,587	6,108,757
Total liabilities and equity	$13,711,214	$12,531,234

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating activities:
Net income	$1,214,652	$712,203	$2,322,006	$1,150,958

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95,701	87,047	183,247	173,966
Equity-based compensation	11,069	9,808	27,588	26,848
Deferred income taxes	(2,636)	50,722	(4)	117,466
Other adjustments	(640)	(1,472)	10,517	(2,134)
Changes in certain assets and liabilities:
Accounts receivable	(297,047)	(204,561)	(744,281)	(599,106)
Inventories	(130,552)	(264,935)	(116,237)	(639,523)
Other assets	(12,887)	(4,285)	6,515	1,543
Accounts payable	187,521	63,155	111,550	423,836
Income taxes receivable/payable	(203,352)	27,551	138,553	87,144
Accrued expenses	140,023	111,997	(118,634)	108,423
Net cash provided by operating activities	1,001,852	587,230	1,820,820	849,421

Investing activities:
Purchases of property, plant and equipment	(164,142)	(277,206)	(323,472)	(587,069)
Purchases of short-term investments	(351,510)	-	(351,510)	-
Investments in unconsolidated affiliates	-	-	(222,480)	-
Other investing activities	4,817	1,859	5,227	2,249
Net cash used in investing activities	(510,835)	(275,347)	(892,235)	(584,820)

Financing activities:
Issuance of current and long-term debt	382,868	419,464	702,647	716,905
Repayment of current and long-term debt	(414,719)	(408,565)	(763,991)	(712,849)
Dividends paid	(64,344)	(54,916)	(115,043)	(107,645)
Purchase of treasury stock	(517,024)	(393,198)	(906,214)	(393,198)
Other financing activities	(60,241)	(6,094)	(82,768)	(22,692)
Net cash used in financing activities	(673,460)	(443,309)	(1,165,369)	(519,479)

Decrease in cash, cash equivalents, and restricted cash	(182,443)	(131,426)	(236,784)	(254,878)
Cash, cash equivalents, and restricted cash at beginning of period	1,195,028	1,250,670	1,249,369	1,374,122
Cash, cash equivalents, and restricted cash at end of period	$1,012,585	$1,119,244	$1,012,585	$1,119,244

Supplemental disclosure information:
Cash paid for interest	$41,114	$41,727	$50,282	$53,042
Cash paid for income taxes, net	$580,454	$146,002	$590,402	$148,144

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Second Quarter		Year to Date
	2022	2021	2022	2021	1Q 2022
External Net Sales
Steel	$4,142,021	$3,234,519	$7,904,517	$5,745,203	$3,762,496
Steel Fabrication	1,085,753	330,852	2,015,734	587,837	929,981
Metals Recycling	649,736	575,700	1,229,361	1,045,707	579,625
Other	335,368	324,237	633,168	631,158	297,800
Consolidated Net Sales	$6,212,878	$4,465,308	$11,782,780	$8,009,905	$5,569,902
Operating Income
Steel	$1,106,659	$1,017,024	$2,273,604	$1,658,463	$1,166,945
Steel Fabrication	599,232	28,450	1,066,148	38,345	466,916
Metals Recycling	57,629	50,965	105,775	104,898	48,146
	1,763,520	1,096,439	3,445,527	1,801,706	1,682,007

Non-cash amortization of intangible assets	(7,160)	(7,438)	(14,322)	(14,876)	(7,162)
Profit sharing expense	(139,742)	(82,140)	(268,211)	(130,988)	(128,469)
Non-segment operations	1,445	(51,126)	(50,064)	(105,908)	(51,509)
Consolidated Operating Income	$1,618,063	$955,735	$3,112,930	$1,549,934	$1,494,867

Adjusted EBITDA
Net income	$1,214,652	$712,203	$2,322,006	$1,150,958	$1,107,354
Income taxes	381,765	218,595	732,141	346,699	350,376
Net interest expense	24,159	14,604	40,214	31,419	16,055
Depreciation	86,943	78,015	165,733	155,903	78,790
Amortization of intangible assets	7,160	7,438	14,322	14,876	7,162
Noncontrolling interest (a)	(5,456)	(9,665)	(8,728)	(18,087)	(3,272)
EBITDA	1,709,223	1,021,190	3,265,688	1,681,768	1,556,465
Non-cash adjustments
Unrealized (gains) losses	(14,001)	1,305	(13,701)	(5,547)	300
Inventory valuation	9,328	144	20,453	253	11,125
Equity-based compensation	5,482	9,808	25,276	20,018	19,794
Adjusted EBITDA	$1,710,032	$1,032,447	$3,297,716	$1,696,492	$1,587,684
Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,539	$1,292	$1,549	$1,169	$1,561
Average ferrous cost (Per ton melted) (c)	$538	$439	$507	$406	$474

Flat Roll shipments
Butler, Columbus, and Sinton Flat Roll divisions	1,690,832	1,512,530	3,242,677	3,009,061	1,551,845
Steel Processing divisions (d)	432,701	410,596	844,354	833,446	411,653
Long Product shipments
Structural and Rail Division	513,170	497,079	979,991	975,766	466,821
Engineered Bar Products Division	227,293	205,205	453,346	405,833	226,053
Roanoke Bar Division	157,652	175,390	301,271	311,810	143,619
Steel of West Virginia	92,597	90,476	187,434	177,634	94,837
Total Shipments (Tons)	3,114,245	2,891,276	6,009,073	5,713,550	2,894,828

External Shipments (Tons) (b)	2,691,918	2,504,007	5,101,681	4,914,824	2,409,763

Steel Mill Production (Tons)	2,737,460	2,443,314	5,245,644	4,920,253	2,508,184
Metals Recycling
Nonferrous shipments (000's of pounds)	266,781	266,859	527,671	547,668	260,890
Ferrous shipments (Gross tons)	1,358,729	1,400,447	2,623,951	2,796,290	1,265,222
External ferrous shipments (Gross tons)	438,001	520,726	875,229	957,908	437,228
Steel Fabrication
Average sales price (Per ton)	$5,001	$1,753	$4,718	$1,582	$4,424
Shipments (Tons)	218,007	189,180	428,244	373,424	210,237

(a) Net of income tax expense (benefit) on noncontrolling interests.
(b) Represents all steel operations
(c) Represents ferrous cost per ton melted at our electric arc furnace steel mills
(d) Includes Heartland, The Techs, and United Steel Supply operations